Report of Independent Auditors

To the Shareholders and
Board of Directors of North American Funds Variable Product Series I

In planning and performing our audit of the financial statements of North American Funds Variable Product Series I (comprised of North
American - AG Asset Allocation Fund, North American - T. Rowe
Price Blue Chip Growth Fund, North American - AG Capital
Conservation Fund, North American - Core Equity Fund, North
American - AG Government Securities Fund, North American - AG
Growth & Income Fund, North American - T. Rowe Price Health
Sciences Fund, North American - American Century Income & Growth
Fund, North American - AG International Equities Fund, North
American - AG International Government Bond Fund, North American
- American Century International Growth Fund, North American -
Founders Large Cap Growth Fund, North American - AG MidCap
Index Fund, North American - AG 1 Money Market Fund, North
American - AG Nasdaq 100 Index Fund, North American - Putnam
Opportunities Fund, North American - T. Rowe Price Science &
Technology Fund, North American Founders/T. Rowe Price Small Cap
Fund, North American - AG Small Cap Index Fund, North American -
AG Social Awareness Fund, and North American - AG Stock Index
Fund), for the year ended May 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of North American Funds Variable Product Series I is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2001.

This report is intended solely for the information and use of management of North American Funds Variable Product Series I and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

							ERNST &
YOUNG LLP


Houston, Texas
July 19, 2001